FORM 3                                                                                              -------------------------------
                                                                                                              OMB APPROVAL
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                                                                                                    OMB number:           3235-0104
                                                                                                    Expires:         April 30, 1997
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
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                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940

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1.    Name and Address of Reporting Person    | 2.  Date of Event Re-    | 4.  Issuer Name and Ticker or Trading Symbol
Austin, Josiah T.                             |     quiring Statement    | Monterey Bay Bancorp., Inc.
                                              |     (Month/Day/Year)     | MBBC (NNM)
----------------------------------------------| 05/01/99                 |---------------------------------------------------------
      (Last)         (First)        (Middle)  |                          |                                 |
 El Coronado Ranch                            |                          | 5.  Relationship of Reporting   | 6.  If Amendment, Date
 Star Route Box 395                           |                          |     Person to Issuer            |     of Original
----------------------------------------------|--------------------------|     (Check all applicable)      |     (Month/Day/Year)
                    (Street)                  | 3.  IRS or Social Se-    |                                 |
                                              |     curity Number of     |      X  Director    __ 10% Owner| 7. Individual or Joint/
 Pearce, AZ  85625                            |     Reporting Person     |      __ Officer     __ Other    |    Group Filing
                                              |     (Voluntary)          |         (give title    (specify |    (Check applicable
                                              |                          |          below)         below)  |      line)
                                              |                          |        _________________        |    X  Form filed by One
                                              |                          |                                 |       Reporting Person
 ---------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |
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            Table I -- Non-Derivative Securities Beneficially Owned
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1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
Common Stock                                     | 339,205 in total           |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 | 37,500                     |  D                     |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |1,250                       |  I                     | By Self as Trustee for the
                                                 |                            |                        | Austin-Clark Life Insurance
                                                 |                            |                        | Trust
-------------------------------------------------|----------------------------|------------------------|---------------------------
-------------------------------------------------|--------------------------- |------------------------|---------------------------
                                                 |1,250                       |  I                     | By Self as Trustee for
                                                 |                            |                        | Valerie Gordon Trust
-------------------------------------------------|----------------------------|------------------------|---------------------------
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |1,875                       |  I                     | By Self as Trustee for
                                                 |                            |                        | Christine Lowery
-------------------------------------------------|----------------------------|------------------------|---------------------------
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |1,875                       |  I                     | By Self as Trustee for
                                                 |                            |                        | Matthew Lowery Trust
-------------------------------------------------|----------------------------|------------------------|---------------------------
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |295,455                     |  I                     | As Managing Member of
                                                 |                            |                        | El Coronado Holdings,
                                                 |                            |                        | LLC
-------------------------------------------------|----------------------------|------------------------|---------------------------
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                       (Print or Type Responses)                                    SEC 1473 (8/92)

FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deriv-    |     Ownership
                          |                        |                              |     Deri-      |     ative     |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
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                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
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Explanation of Responses:







**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            /s/Josiah T. Austin              June 15, 1999
                                                                                     -----------------------------   --------------
Note:    File three copies of this Form, one of which must be manually signed.         ** Signature of Reporting          Date
         If space provided is insufficient, See Instruction 6 for procedure.              Person

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